Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-288660-02

**FULL PRICING DETAILS** $1.32 bn ($1.02+ bn offered) Mercedes-Benz Auto Lease Trust (MBALT) 2025-B, Prime Auto Lease ABS
Joint Leads Credit Agricole Securities (str), Santander, TD Securities
Co-Managers: Citigroup and SMBC

-Capital Structure-
Cls	Amt ($MM)	WAL	S/F*	PWIN	E. FINAL	L. FINAL	BNCH	Launch	Yields (%)	Coupon (%)	Price
A-1	300.000	0.34	NR/NR	1-8	** Retained**
A-2A	160.000	1.11	AAA/AAA	8-19	05/27	03/28	I-CRV	+37	3.898%	3.86%	99.99283
A-2B	315.000	1.11	AAA/AAA	8-19	05/27	03/28	SOFR30A	+37			100.00000
A-3	475.000	2.06	AAA/AAA	19-32	06/28	04/29	I-CRV	+50	3.920%	3.88%	99.98359
A-4	77.500	2.69	AAA/AAA	32-33	07/28	07/31	I-CRV	+55	3.972%	3.93%	99.97582

*	Expected ratings

PRICED

Transaction Details:
*	Ticker: MBALT 2025-B
*	Offered Size: $1.02+ bn
*	Format: Public/SEC Registered
*	Pricing speed: 100 PPC to Maturity
*	Expected Ratings: S&P/Fitch
*	ERISA Eligible: Yes
*	US RR Eligible: Yes
*	EU RR Eligible: No
*	Min denoms: $1k x $1k
*	Expected Settlement: October 22, 2025
*	First Payment Date: November 17, 2025
*	Monthly Payment Date: 15th of each month or next business day
*	Bill and Deliver: Credit Agricole

Available Materials:
*	Preliminary Prospectus, Ratings FWP (Attached)
*	Roadshow: www.netroadshow.com
Direct Link: www.netroadshow.com/nrs/home/#!/?show=80138807
Passcode: MBALT25B

*	Intex CDI File (Attached)
Intex Dealname: xmblt25b
Password: y34k

--Company is available for conference calls upon request—

CUSIPS:
A2A 58770XAB9
A2B 58770XAC7
A3 58770XAD5
A4 58770XAE3

Mercedes-Benz Trust Leasing LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Mercedes-Benz Trust Leasing LLC has filed with the SEC for more complete information about the issuer, Mercedes-Benz Trust Leasing LLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Mercedes-Benz Trust Leasing LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866 807-6030.